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                                                 Exhibit 11.1


                              EARNINGS PER SHARE
                              PRIMARY COMPUTATION
              ($ in millions except share and per share amounts)


                                              Six Months Ended
                                                December 31,
                                             1995           1994
--------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $ 74.0         $ 65.8
    Deduct dividends on 4 Percent
      cumulative preferred stock                (.2)           (.2)
                                             --------       --------
    Earnings from continuing operations
      available to common shareholders         73.8           65.6
    Discontinued operations                    22.5            7.9
                                             --------       --------
   Available for common shareholders         $ 96.3         $ 73.5
                                             ========       ========



Number of shares:
  Weighted average shares outstanding        76,098,488     76,757,943
  Shares issuable upon exercise of
    stock options, net of shares assumed
    to be repurchased                         1,062,758        645,205
                                             ----------     ----------
                                             77,161,246     77,403,148
                                             ==========     ==========




Earnings per common share:
  Continuing operations                        $ .96          $.85
  Discontinued operations                        .29           .10
                                               -----         -----
  Net earnings                                 $1.25          $.95
                                               ======        ======


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